FOR IMMEDIATE RELEASE

Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com

CEDAR SHOPPING CENTERS ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFFICER

Port Washington, New York – May 24, 2011 – Cedar Shopping Centers, Inc. (NYSE: CDR) a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of supermarket-anchored shopping centers in coastal mid-Atlantic and Northeast coastal states today announced that Philip R. Mays will join the Company on or about June 13, 2011 as its Chief Financial Officer.  He will succeed Lawrence E. Kreider, who will serve as a consultant to the Company through the end of the year.

 Philip Mays has significant experience as a financial and accounting executive over the past 19 years including extensive REIT and SEC experience.  In his various positions, Mr. Mays has been involved in the financial aspects of strategic transactions and acquisitions, SEC reporting, corporate forecasting, coordination of external and internal audits, lease administration, tax and REIT compliance and treasury/cash management.  Mr. Mays joins us after 6 years with Federal Realty Investment Trust where he initially served as the Controller beginning in May 2005 and was subsequently promoted to Chief Accounting Officer in September 2006 and Vice President, Chief Accounting Officer in February 2007.

Prior to joining Federal Realty, Mr. Mays was Vice President of Finance and Corporate Controller for CRIIMI MAE, Inc for period of one year. For seven years prior thereto, Mr. Mays was an accountant at Ernst & Young, LLP, achieving senior manager status at its office in Dallas/Fort Worth, Texas, where he supervised audits and assisted clients in real estate, construction and hospitality, including public REITs. Mr. Mays has been a CPA since 1993.

Leo Ullman, Cedar’s CEO stated “We are delighted to be able to announce that Philip Mays will be joining our Company as CFO.  We believe his background and solid financial experience will further strengthen the Company’s financial operations and capabilities.  He brings to our Company an extraordinary history of quality, experience and capability in our industry.  Philip is expected to be a critical member of the Company’s team as we execute on our previously-announced business plan for enhancing the quality of our portfolio and our operating results in the coming years. We also acknowledge the four years of dedicated service to our Company by Larry Kreider and the opportunity to be able to benefit from his counsel in the coming months.”

About Cedar Shopping Centers

Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of “bread and butter”® supermarket-anchored shopping centers in coastal mid-Atlantic and Northeast coastal states. The Company presently owns (both exclusively or in joint venture) and manages approximately 16.1 million square feet of GLA at 131 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.cedarshoppingcenters.com.